Royal Bancshares of Pennsylvania, Inc. Announces 3Q 2007 Results
NARBERTH, PA — Royal Bancshares of Pennsylvania, Inc. (NASDAQ:RBPAA), parent company of Royal Bank America and Royal Asian Bank, announced that it has filed its Form 10-Q for the quarter ended September 30, 2007.
Net loss for the three months ended September 30, 2007 was $9.2 million or $0.69 basic and diluted loss per share, compared to net income of $6.5 million or $0.48 basic and diluted earnings per share for the same period in 2006. Net loss for the nine months ended September 30, 2007 was $2.9 million or $0.21 basic and diluted loss per share, compared to net income of $16.4 million or $1.22 basic earnings per share and $1.21 diluted earnings per share for the same period in 2006. Consolidated total assets ended September 30, 2007 were $1.28 billion, compared to $1.30 billion at September 30, 2006.
Comments from Joseph P. Campbell, President/CEO of Royal Bancshares of Pennsylvania, Inc. regarding quarterly results:
Our third quarter 2007 results show that we were not immune to the unprecedented pressures that beset the financial sector. As noted in our November 15th press release regarding the delay in releasing third quarter 2007 results, the Company engaged independent third parties to assist in the review of specified loans to determine whether additional reserves were appropriate. Results of this analysis led to an increase in the loan loss provision for the quarter of $6.6 million compared to the same period in 2006, a $6.0 million charge in recognition of an impairment in an equity investment in a condominium project and a $5.9 million impairment charge for an investment in a real estate joint venture.
Comments regarding delay in quarterly results:
Our decision to delay our quarterly results was a difficult one, but we felt the extra time was necessary to analyze our portfolio and allowed us to develop and implement policies and procedures which will position us well in light of the continued market disharmony.
Comments on loan loss provisions:
With respect to additional loan loss provisions made this quarter, the Company intends to diligently pursue all remedies for recovery and are hopeful that we can achieve similar results in reversing reserves and recovering charge-offs as those achieved in past downturns in real estate cycles.
Comments on Form 8-K filing regarding restatement of 1st and 2nd Quarter 2007 results:
During the portfolio review process undertaken with independent third parties, accounting errors were identified relating to investments in real estate joint ventures and consolidation of an investment in real estate owned via an equity investment. Operating results for the nine-month period ended September 30, 2007 include a reduction in net income due to these factors of $1.1 million and $900,000 respectively. An increase in income of $400,000 was noted relating to an error in the accounting of deferred loan costs per Statement of Financial Accounting Standards No. 91. Total reductions to net income related to these accounting errors are $1.6 million and will be reflected in the revised 1st and 2nd Quarter 2007 results.
Comments on measures taken to mitigate future lending risk:
In light of the volatile situation in the real estate and commercial development markets, we have undertaken three key steps to strengthen internal controls and credit quality processes:
1.	We have appointed a new head of our Special Assets Division, the division responsible for management of impaired loans.
2.	We have hired a Chief Credit Officer. This new position will have primary responsibility for the credit function in conjunction with our lending activities.
3.	We have engaged an independent third party consultant to assist in the review of loan and lease policies and procedures.
Comments on the plan to return to profitability:
Despite our disappointing third quarter results, we are well capitalized, have ample liquidity, and thanks to our dedicated team of veteran leaders and strength in market reputation, we believe our Company is positioned to weather this storm and return to profitability in future quarters.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, operates sixteen full-service branch offices throughout southeastern Pennsylvania and New Jersey under the name Royal Bank America and six locations in metro-Philadelphia, Northern New Jersey and New York under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank, along with Royal’s other affiliates, offer a wide variety of products and services, including commercial real estate loans, asset based lending, structured financing, equipment leasing, high-yielding CDs & MMAs and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.
The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.